Exhibit 3.1

FRANCISCO V. AGUILAR
NEVADA
SECRETARY of STATE

Filed in the Office of	Record Number E0118672007-1
Secretary of State State Of Nevada	Filing Number F202611041858
	Filed On 11/04/2026 12:45 PM
	Number of Pages 3

401 North Carson Street Carson City, Nevada 89701-4201
(775) 684-5708

Profit Corporation

Certificate of Amendment (PURSUANT TO NRS 78.380, 78.385, 78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:

Name of entity as on file with the Nevada Secretary of State: BUNKER HILL MINING CORP.

Entity or Nevada Business Identification Number (NVID): E0118672007-1

2. Restated or Amended and Restated Articles: (Domestic corporations)

If restating, complete sections 1, 2, and 7. If amending and restating, complete sections 1, 2, 3, 6 and 7.

You must include the Restated Articles or the Amended and Restated Articles with this filing.

Certificate to Accompany Restated Articles or Amended and Restated Articles

☐ Restated Articles: The articles are being restated without any changes and include all amendments made up to the date of this certificate.

The certificate must be signed by an officer of the corporation.

Statutory Statement: The officer signing this certificate confirms that they are authorized to do so by a board resolution adopted on the date listed, and that this certificate accurately reflects the articles of incorporation as amended as of that date.

Date the board of directors adopted the resolution to approve the restated articles:

Date:

☐ Amended and Restated Articles: The articles are being restated to include all previous amendments and the current changes.

3. Amendment Filing Type: (Select only one box)

Domestic Corporation
If amending, complete sections 1, 3, 6 and 7.

☐ Certificate of Amendment to Articles of Incorporation - Before Issuance of Stock (Pursuant to NRS 78.380)

Statutory statement: The signers are at least two-thirds of the incorporators or two-thirds of the board of directors, and as of the date of the certificate, the corporation has not issued any voting stock.

☒ Certificate of Amendment to Articles of Incorporation - After Issuance of Stock (Pursuant to NRS 78.385 and 78.390)

☐ Check this box if the amendment is for a name change only.
- No stockholder approval is required for a name change under NRS 78.390(8).

☒ If the amendment includes other changes, confirm the following:
- The proposed amendment(s) were submitted to the stockholders for approval.
- Stockholders holding at least a majority of the voting power (or greater, if required by the articles or law) approved the amendment(s).
- Voting Results (e.g., number of shares for/against or percentage approved): 54.8%

You must include the filing fee with this form. See the instructions for more information.

FRANCISCO V. AGUILAR
NEVADA
SECRETARY of STATE

401 North Carson Street Carson City, Nevada 89701-4201
(775) 684-5708

Profit Corporation

Certificate of Amendment (PURSUANT TO NRS 78.38, 78.385, 78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

4. Officer's Statement: Foreign corporations only. Complete 1, 4, 6 and 7.	Name used in the home state (if different from the name used in Nevada): ☐ Jurisdiction of formation (state or country): ☐ Attach a certified copy or certificate showing that amendments were filed in the state where the corporation was formed.
5. Effective Date and Time: (Optional)	Date: 11/04/2026 Time: 11:00p.m. Pacific time Effective date is not to exceed 90 days of the filing date of this form. If left blank, this form will be effective upon filing with the SOS. If you select a later effective date but the effective time is left blank, the effective time will be at 12:01 Pacific time on the specified date.
6. Describe the Changes:	Applicable changes (select all that apply): ☐ The entity name has changed ☐ The registered agent has changed (attach Certificate of Acceptance from new registered agent) ☐ The entity's purpose has changed ☐ The initial Board of Directors/ Trustees or Stockholders from the organization have changed ☐ IRS tax language added. ☐ The organization changed the articles ☐ The organization deleted articles ☒ The authorized shares have been amended ☐ Other The organization amended the articles as follows: (provide article numbers, if available) Article III (Authorized Shares) amended to increase authorized shares (attach additional page[s] if necessary)
7. Signature: (Required)	Sam — Print First Name; Ash — Print Last Name X Signed by: Sam Ash — Signature; President — Title Attach additional page(s) if additional signatures are necessary.

You must include the filing fee with this form. See the instructions for more information.

CERTIFICATE OF AMENDMENT
TO
SECOND AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
BUNKER HILL MINING CORP.

Bunker Hill Mining Corp., a corporation organized and existing under and by virtue of the provisions of the Nevada Revised Statutes (the "Corporation"), hereby certifies as follows:

1. The name of the Corporation is Bunker Hill Mining Corp.

2. Article III of the Corporation's Second Amended and Restated Articles of Incorporation is amended and restated in its entirety to read as follows:

   "As of the effective date of the filing of this Certificate of Amendment with the Secretary of State of the State of Nevada (the "Effective Date"), the total number of shares of capital stock which the Corporation shall have authority to issue is Four Hundred Million, Two Hundred Eighty-Five Thousand, Seven Hundred Fifteen (400,285,715). These shares shall be divided into two classes, with Four Hundred Million (400,000,000) shares designated as common stock, par value $0.000001 per share (the "Common Stock"), and Two Hundred Eighty-Five Thousand, Seven Hundred Fifteen (285,715) shares designated as preferred stock, par value $0.000001 per share (the "Preferred Stock," and together with the Common Stock, the "Capital Stock"), to be issued in series. The voting powers, designations, preferences, limitations, restrictions and relative rights of each series of Preferred Stock must be described in a resolution of the Board of Directors and a certificate of designation filed pursuant to the Nevada Revised Statutes ("NRS") before the issuance of shares of that series."

3. Except as set forth in this Certificate of Amendment to Second Amended and Restated Articles of Incorporation, the Second Amended and Restated Articles of Incorporation remain in full force and effect.